News Release	The Procter & Gamble Company One P&G Plaza Cincinnati, OH 45202

FOR IMMEDIATE RELEASE

DAVID S. TAYLOR APPOINTED P&G PRESIDENT AND CHIEF EXECUTIVE OFFICER

A.G. LAFLEY TO BECOME EXECUTIVE CHAIRMAN

CINCINNATI – July 28, 2015 – The Procter & Gamble Company (NYSE: PG) announced today that David S. Taylor, Group President of Global Beauty, Grooming and Health Care, will succeed A.G. Lafley as Procter & Gamble's President and Chief Executive Officer, effective November 1, 2015.  Mr. Taylor has been appointed to the Company's Board of Directors.  On November 1, 2015, A.G. Lafley will become Procter & Gamble's Executive Chairman. In this role, Mr. Lafley will lead the Board of Directors, and provide advice and counsel to the CEO and P&G leadership on Company and business strategies, portfolio choices, and organization decisions.

Jim McNerney, lead director of P&G's Board, said, "We thank A.G. for returning as CEO to lead P&G's transformation.  The Company is now organized into four industry-based sectors with a focused portfolio of 10 categories and 65 brands that play to P&G's strengths.  Productivity results are strong and sustainable.  Stronger category business and product innovation plans are in place.  Now is the time to transition to David as CEO, while continuing to benefit from A.G.'s strategic counsel as Executive Chairman."

Mr. McNerney expressed the Board's confidence in David Taylor. "David is a proven leader who has the experience and track record of delivering results.  He has a broad understanding of P&G's business, having worked on several categories in multiple regions around the world.  He has helped build many of the Company's most successful brands and businesses.  The Board is confident that David will lead P&G to execute the company's strategies to win with consumers, and improve shareholder value."

Mr. Taylor joined P&G in 1980.  He has helped to build many of P&G's core businesses, including Baby Care, Family Care, Hair Care and Home Care.  He has led global businesses, and lived and worked in North America, Europe, and Asia.  Most recently, Mr. Taylor served as Group President of Global Beauty, Grooming and Health Care.  Prior to that, Mr. Taylor was responsible for Family Care and Home Care, both of which delivered consistent double-digit profit and mid-single-digit sales growth under his leadership.  He has worked closely with Mr. Lafley on the Company's strategy to strengthen and focus P&G's business and brand portfolio.

"I am honored to serve as P&G's CEO," said Mr. Taylor.  "I believe in the power of P&G people, brands, products and values.  P&G is transforming to be a faster-growing, more profitable Company.  I am committed to the strategies, and look forward to leading the people of P&G to win with consumers, drive growth and create shareholder value."

A.G. Lafley served as CEO from 2000 to 2009, and returned from retirement to serve as CEO in 2013.  Since 2000, Mr. Lafley has played a central role in leading P&G to double the Company's sales and nearly triple its market capitalization, resulting in significant value creation for shareholders.  Since 2013, Mr. Lafley has led the P&G team to focus and balance the Company's goals, strategies, portfolio and structure for improved performance.

"We are leading P&G's most comprehensive transformation in our history," said Mr. Lafley.  "We are a more focused and balanced company, committed to winning with consumers and creating value for shareholders.  We have strengthened our brand and product innovation pipeline, while streamlining our cost structure.  With our plans for portfolio realignment essentially complete, P&G is positioned to deliver improved results. The Board and I are confident that now is the time to transition the CEO role to David who will sharpen the strategies and lead the execution of the next important phase of building a better P&G."

Upcoming Webcast
The Company's previously scheduled earnings webcast will take place this Thursday, July 30, 2015 at 8:30 am EDT. You may access the webcast by going to: http://www.pginvestor.com.

About Procter & Gamble
P&G serves consumers around the world with one of the strongest portfolios of trusted, quality, leadership brands, including Always®, Ambi Pur®, Ariel®, Bounty®, Charmin®, Crest®, Dawn®, Downy®, Fairy®, Febreze®, Gain®, Gillette®, Head & Shoulders®, Lenor®, Olay®, Oral-B®, Pampers®, Pantene®, SK-II®, Tide®, Vicks®, and Whisper®. The P&G community includes operations in approximately 70 countries worldwide. Please visit http://www.pg.com for the latest news and information about P&G and its brands.

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P&G Media Contacts:
Craig Buchholz, 513.983.0459
Jennifer Corso, 513.983.2570

P&G Investor Relations Contact:
John Chevalier, 513.983.9974